Exhibit 99.(h)(3)

LICENSE AGREEMENT

This License Agreement (“Agreement”), dated as of this 10th day of June, 2024, (the “Commencement Date”), is made by and between Palmer Square Capital Management, LLC (“Licensor”) and Palmer Square Funds Trust (“Licensee”). Any terms not defined herein or in the accompanying exhibits are as defined in Exhibit A.

IT IS MUTUALLY AGREED THAT:

1.	Grant of License.

(a)        Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee a non-transferable, worldwide license to use or refer to the Licensor, the Index and the Marks in connection with the development, marketing, and promotion of or issuance of shares in a Product (as defined below), and to use or refer to the Index, Marks, or Licensor as may otherwise be required by applicable laws, rules or regulations or under this Agreement. Nothing contained in this Agreement constitutes a license to Licensee to use the Intellectual Property other than as expressly provided herein. For the avoidance of doubt, this Agreement is limited to granting Licensee the right to use the Indexes for the limited purpose of developing or issuing exchange-traded funds (“ETFs”) which track or otherwise seek to achieve a return consistent with the Indexes detailed on Exhibit B. Except for the ETFs listed on Exhibit [], the Licensee is not permitted to sub-license the Index or use the Index for issuing or developing a registered investment company that seeks to achieve a return consistent with the Index or any part of the Index or whose portfolio or returns are generally correlated to the underlying investments comprising the Index (each, a “Product”).

(b)      The grant of license as set forth above in Section 1(a) shall be non-exclusive, and nothing herein shall be deemed to limit the Licensor’s ability to enter into a license agreement with regards to the Index or Marks with any other party, including connection with the issuance of shares of a Product.

(c)        Licensee acknowledges that the Index and Marks are the exclusive property of Licensor and that Licensor has, and retains, all right, title and interest in and to the Intellectual Property and other proprietary rights therein. Except as otherwise specifically provided herein, Licensor reserves all rights to the Intellectual Property, and this Agreement shall not be construed to transfer to Licensee any ownership right to, or equity interest in, the Intellectual Property or other proprietary rights pertaining thereto. Licensee acknowledges that the Index and its compilation and composition, including its strategy signals, and any changes therein, are, and will be, in the complete control and sole discretion of Licensor.

2.          Term. The Term of this Agreement shall be from the Commencement Date and shall continue indefinitely unless this Agreement is terminated earlier pursuant to Section 4.

3.           License Fee. There are no fees payable for the license granted under this Agreement so long as the Licensee remains the investment adviser to the ETFs.

4.	Termination.

(a)       If there is a material breach of this Agreement by either party, the Non-breaching Party, may terminate this Agreement, effective thirty (30) days after written notice thereof to the other party (with reasonable specificity as to the nature of the breach, and including a statement as to such party’s intent to terminate), unless the other party shall correct such breach within such 30-day period.

(b)         Either party may terminate this Agreement at any time upon ninety (90) days’ prior written notice to other party.

(c)     This Agreement shall automatically terminate with respect to an Index if Licensor is no longer the investment adviser to the corresponding ETF.

5.        Licensor Obligations. Licensor agrees to compile and calculate the Index. Licensor agrees to provide reasonable support for Licensee’s development efforts with respect to the Index as follows:

(a)        Licensor shall use its best efforts to respond as soon as practicable to any reasonable requests by Licensee for information regarding the Index.

(b)       Licensor agrees to supply the value of the Index, the methodology of the Index, its constituents and its weightings to market data providers on each business day. Through customary market standards, the value of the Index shall be made available to Licensee at no additional cost to Licensee.

(c)       Licensor shall use its reasonable best efforts to promptly correct, or instruct its agent to correct, any mathematical errors made in Licensor’s computations of the Index which are brought to Licensor’s attention by Licensee; provided, that nothing in this Section 5 shall give Licensee the right to exercise any judgment or require any changes with respect to Licensor’s method of composing, calculating or determining the Index; and, provided, further, that nothing herein shall be deemed to modify the provisions of Section 9 of this Agreement.

6.         Intellectual Property Rights. The parties agree to the Intellectual Property provisions provided in Exhibit D. Licensor agrees to use its best efforts to maintain the Index and any Intellectual Property associated therewith and, in its sole discretion, defend and protect its rights related thereto against any third party that seeks to infringe upon or otherwise damage such Intellectual Property.

7.          Confidential Information. The Receiving Party shall treat as confidential and shall not disclose or transmit to any third party any documentation or other materials that are Confidential Information of the Disclosing Party, unless otherwise agreed by the parties or as contemplated under this Agreement. Upon termination of the Agreement, and upon request at any time during the Term of this Agreement, the Receiving Party will promptly deliver to the Disclosing Party, any and all Confidential Information of the Disclosing Party then in the Receiving Party’s possession in any form or format, or certify to the destruction of such Confidential Information. However, the Receiving Party may retain copies of the Confidential Information to the extent that either (i) such copies were automatically stored on the Receiving Party’s computer archive systems and deletion thereof is reasonably impracticable or in contravention of applicable law or the Receiving Party’s policies and procedures, or (ii) for the purpose of complying with applicable law or regulation or the order of any court, arbitration panel, regulator or similar governmental authority having jurisdiction over the Receiving Party. If the Receiving Party becomes legally compelled to disclose any Confidential Information of the Disclosing Party or is served with any regulatory request, subpoena, discovery device or other legal process seeking Confidential Information of the Disclosing Party, the Receiving Party may provide such Confidential Information provided that it will first provide the Disclosing Party with prompt written notice to that effect, so that the Disclosing Party may seek a protective order concerning such Confidential Information.

8.            Warranties; Disclaimers.

(a)       Each party represents and warrants to the other that it has the authority to enter into this Agreement according to its terms, and that its execution and delivery of this Agreement and its performance hereunder will not violate any agreement applicable to it or violate any applicable laws, rules or regulations.

(b)       Licensee shall include the statement contained in Exhibit C hereto (or similar statement as pre-approved by Licensor in writing) in each document relating to the Index (and upon request shall furnish copies thereof to Licensor), and Licensee expressly agrees to be bound by the terms of the statement contained in Exhibit C hereto (or similar statement as pre-approved by Licensor in writing) (which terms are expressly incorporated herein by reference and made a part hereof).

(c)        Licensor represents and warrants that (i) it owns the Intellectual Property and has the right and authority to enter into this Agreement and to license the Intellectual Property to Licensee pursuant to this Agreement; and (ii) the licensing of the applicable Intellectual Property to Licensee will not breach any contract to which Licensor is a party or constitute an infringement of any trademark, copyright or other proprietary right of any third party.

9.            Indemnification.

(a)        Licensee shall defend, indemnify and hold harmless Licensor, its affiliates, and their officers, directors, employees and agents, against any and all judgments, damages, liabilities, costs or losses of any kind as a result of any claim, action or proceeding that arises out of or relates to any breach by Licensee of its representations, warranties or covenants under this Agreement. The foregoing notwithstanding, Licensee shall not be required to indemnify Licensor to the extent any claims, actions or proceeding arise out of or relate to a material breach by Licensor of its representations, warranties or covenants under this Agreement, or Licensor’s gross negligence or willful misconduct.

(b)        Licensor shall defend, indemnify and hold harmless Licensee, its affiliates, and their officers, directors, employees and agents, against any and all judgments, damages, liabilities, costs or losses of any kind as a result of any claim, action or proceeding that arises out of or relates to (i) any breach by Licensor of its representations, warranties or covenants under this Agreement; or (ii) any claim that the Intellectual Property infringes any third party rights. The foregoing notwithstanding, Licensor shall not be required to indemnify Licensee to the extent any claims, actions or proceeding arise out of or relate to a material breach by Licensee of its representations, warranties or covenants under this Agreement, or Licensee’s gross negligence or willful misconduct.

(c)        Any indemnified party seeking indemnification under this Section 9 shall promptly notify the indemnifying party in writing of any claim, action, suit, litigation or proceeding (but the failure to do so shall not relieve the indemnifying party of any liability hereunder except to the extent such party has been materially prejudiced therefrom) and shall reasonably cooperate in the defense of such claim, action, suit, litigation or proceeding at the indemnifying party’s expense.

The indemnifying party may elect, by written notice to the indemnified party within ten (10) days after receiving notice of such claim, action or proceeding from the indemnified party, to assume the defense thereof with counsel reasonably acceptable to the indemnified party. If the indemnifying party does not so elect to assume such defense, or if the indemnified party reasonably believes that there are conflicts of interest between the parties or that additional defenses are available to the indemnified party with respect to such defense, then the indemnified party shall retain its own counsel to defend such claim, action or proceeding, at the indemnifying party’s reasonable expense. The indemnifying party shall reimburse the indemnified party for its reasonable and actual expenses incurred under this Section 9. The indemnified party shall have the right, at its own expense, to participate in the defense of any claim, action or proceeding against which it is indemnified hereunder and with respect to which the indemnifying party has elected to assume the defense; provided, however, it shall have no right to control the defense, consent to judgment, or agree to settle any such claim, action or proceeding without the written consent of the indemnifying party without waiving the indemnity hereunder. Indemnifying party, in the defense of any such claim, action or proceeding, except with the written consent of the indemnified party, shall not consent to entry of any judgment or enter into any settlement which either (i) does not include, as an unconditional term, the grant by the claimant to the indemnified party of a release of all liabilities in respect of such claims; or (ii) otherwise adversely affects the rights of the indemnified party.

10.         Suspension of Performance. Notwithstanding anything herein to the contrary, neither Licensor nor Licensee shall bear responsibility or liability to the other party or to third parties for any losses arising out of any delay in or interruptions of performance of their respective obligations under this Agreement due to any Act of God, act of governmental authority, act of public enemy, war, outbreak or escalation of hostilities, riot, fire, flood, civil commotion, insurrection, labor difficulty (including, without limitation, any strike, other work stoppage, or slow-down), severe or adverse weather conditions, power failure, communications line or other technological failure, or other similar unforeseen cause beyond the reasonable control of the party so affected; provided, however, that nothing in this Section 10 shall affect Licensee’s or Licensor’s obligations under Section 9.

11.      Injunctive Relief. In the event of a material breach by the Breaching Party of provisions of this Agreement relating to the Confidential Information of the Non-breaching Party, the Breaching Party acknowledges and agrees that damages may be an inadequate remedy and that the Non-breaching Party shall be entitled to seek and obtain preliminary and permanent injunctive relief to preserve such confidentiality or limit improper disclosure of such Confidential Information, but nothing herein shall preclude the Non-breaching Party from pursuing any other action or remedy for any breach or threatened breach of this Agreement. All remedies under this Section 11 shall be cumulative.

12.          Other Matters.

(a)       This Agreement is solely and exclusively between the parties hereto and, except to the extent otherwise expressly provided herein, shall not be assigned or transferred, nor shall any duty hereunder be delegated, by either party, without the prior written consent of the other party, and any attempt to so assign or transfer this Agreement or delegate any duty hereunder without such written consent shall be null and void, except that no such consent shall be required with respect to any assignment by either party to its parent, subsidiary or affiliate. This Agreement shall be valid and binding on the parties hereto and their successors and permitted assigns.

(b)       This Agreement, including the exhibits hereto (which are hereby expressly incorporated into and made a part of this Agreement), constitutes the entire agreement of the parties hereto with respect to its subject matter, and supersedes any and all previous agreements between the parties with respect to the subject matter of this Agreement. There are no oral or written collateral representations, agreements or understandings except as provided herein.

(c)        No waiver, modification or amendment of any of the terms and conditions hereof shall be valid or binding unless set forth in a written instrument signed by duly authorized officers of both parties. The delay or failure by any party to insist, in any one or more instances, upon strict performance of any of the terms or conditions of this Agreement or to exercise any right or privilege herein conferred shall not be construed as a waiver of any such term, condition, right or privilege, but the same shall continue in full force and effect.

(d)       No breach, default or threatened breach of this Agreement by either party shall relieve the other party of its obligations or liabilities under this Agreement.

(e)        All notices and other communications under this Agreement shall be communicated as provided in Exhibit E.

(f)        This Agreement shall be interpreted, construed and enforced in accordance with the laws of the State of Delaware. In the event of an action brought under this Agreement, the parties hereby submit to the exclusive jurisdiction of the United States District Court for the District of Kansas or any Kansas State court sitting in Johnson County, Kansas for purposes of any legal or equitable actions or proceedings arising out of or relating to this Agreement or the matters contemplated hereby. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection that they may now or hereafter have to the laying of venue in any such action or proceeding brought in such a court, and any claim that any such action or proceeding brought in such a court has been brought in an inconvenient forum.

(g)        This Agreement (and any related agreement or arrangement between the parties hereto) is solely and exclusively for the benefit of the parties hereto and their respective successors and permitted assigns, and, except with respect to any person entitled to indemnity under Section 9, nothing in this Agreement (or any related agreement or arrangement between the parties hereto), express or implied, is intended to or shall confer on any other person or entity (including, without limitation, any purchaser of any Products issued by Licensee), any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement (or any such related agreement or arrangement between the parties hereto).

(h)        Section 1(c), Section 4, Section 7, Section 8(a), Section 9, Section 11 and Section 12 shall survive the expiration or termination of this Agreement; provided, however, this Section shall not be deemed to constitute a waiver of statute of limitations.

(i)         The parties hereto are independent contractors. Nothing herein shall be construed to place the parties in the relationship of partners or joint venturers, and neither party shall acquire any power, other than as specifically and expressly provided in this Agreement, to bind the other in any manner whatsoever with respect to third parties.

(j)       All references herein to “reasonable efforts” shall include taking into account all relevant commercial and regulatory factors. All references herein to “regulations” or “regulatory proceedings” shall include regulations or proceedings by self-regulatory organizations such as securities or futures exchanges.

(k)        In the event the Licensee wishes to use the Index in connection with the issuance of shares of a Product, the parties hereto shall negotiate and execute a separate license agreement outlining the terms of such use, which shall include an additional licensing fee. Licensee shall have no right to use the Index in connection with the issuance of share of a Product until such additional license agreement has been negotiated and executed by the parties hereto.

[signature page follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first set forth above.

Palmer Square Capital Management, LLC

By:	/s/ Scott A. Betz
	Name:	Scott A. Betz
	Title:	Chief Operating Officer
	Date:	June 10, 2024

Palmer Square Funds Trust

By:	/s/ Jeffrey D. Fox
	Name:	Jeffrey D. Fox
	Title:	Principal Executive Officer
	Date:	June 10, 2024

INDEX OF EXHIBITS

Exhibit A	Definitions
Exhibit B	Index Details
Exhibit C	Disclaimer Language
Exhibit D	Intellectual Property
Exhibit E	Notices Under this Agreement

EXHIBIT A

DEFINITIONS

“Breaching Party” means any party to this Agreement who materially breaches the terms of this Agreement.

“Confidential Information” includes (i) any information disclosed by or on behalf of one party (the “Disclosing Party” to the other party (the “Receiving Party”), including, without limitation, information concerning the selection, compilation, coordination, arrangement and preparation of the Index, except any information publicly disclosed in order to describe the methodology of the Index; and (ii) the terms of this Agreement. Confidential Information as described in clause (i) of the preceding sentence shall not include any information (A) that is generally available to the public, (B) is already in Receiving Party’s possession prior to the date of this Agreement, (C) becomes available to the Receiving Party from sources other than the Disclosing Party (provided that such source is not subject to a confidentiality agreement with regard to such information) or (D) is independently developed by the Receiving Party without use of or reference to information from the Disclosing Party.

“Index” means any index identified in Exhibit B, or as otherwise mutually agreed by the parties in writing.

“Initial Term” is defined in Section 2 of this Agreement.

“Intellectual Property” means the Index and Marks and any proprietary data related to the Index and Marks, such rights including without limitation, copyright, trademark or other proprietary rights and trade secrets.

“Marks” means the Licensor’s trade names, trademark and/or service mark rights to the designations identified in the Exhibit B.

“Non-breaching Party” means the party to this Agreement who was not the party who materially breached the Agreement.

“Term” means the Initial Term as well as any renewal terms.

EXHIBIT B

INDEX AND ETF DETAILS

Index:	Palmer Square CLO Debt Index for use with Palmer Square CLO Debt ETF

Palmer Square CLO Senior Debt Index for use with Palmer Square CLO Senior Debt ETF

Marks:	Palmer Square, Palmer Square CLO Debt Index and Palmer Square CLO Senior Debt Index

EXHIBIT C

DISCLAIMERS

LICENSOR DOES NOT GUARANTEE OR MAKE ANY REPRESENTATION OR WARRANTY AS TO THE ACCURACY AND/OR THE COMPLETENESS OF THE [INSERT NAME OF INDEX] OR ANY DATA INCLUDED THEREIN AND LICENSOR SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS THEREIN. THE INDEX, ANY DATA CONTAINED THEREIN AND ANY OTHER DATA OR INFORMATION SUPPLIED BY LICENSOR IS PROVIDED ON AN “AS IS” BASIS. LICENSOR MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY LICENSEE OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE [INSERT NAME OF INDEX] OR ANY DATA INCLUDED THEREIN. LICENSOR MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY, NON-INFRINGEMENT OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE [INSERT NAME OF INDEX] OR ANY DATA INCLUDED THEREIN, OR ANY WARRANTIES WITH RESPECT TO THE TIMELINESS, SEQUENCE, ACCURACY, COMPLETENESS, CURRENTNESS OR QUALITY OF THE INDEX, ANY DATA CONTAINED THEREIN OR ANY DATA OR INFORMATION SUPPLIED BY LICENSOR. LICENSOR SHALL NOT BE RESPONSIBLE FOR ANY MISDELIVERY OF ANY DATA RELATED TO OR ASSOCIATED WITH THE INDEX OR ANY DATA CONTAINED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL LICENSOR HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES. LICENSOR AND ITS RESPECTIVE AFFILIATES AND EACH OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS AND SOURCES SHALL NOT BE LIABLE TO LICENSEE OR ANY THIRD PARTY FOR ANY LOSS OR DAMAGE, DIRECT, INDIRECT OR CONSEQUENTIAL, ARISING FROM (A) ANY INACCURACY OR INCOMPLETENESS IN, OR DELAYS, INTERRUPTIONS, ERRORS OR OMISSIONS IN THE DELIVERY OF THE INDEX OR ANY DATA CONTAINED THEREIN, OR (B) ANY DECISION MADE OR ACTION TAKEN BY LICENSEE OR ANY THIRD PARTY IN RELIANCE UPON THE INDEX OR ANY DATA CONTAINED THEREIN. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN LICENSOR AND LICENSEE.

EXHIBIT D

INTELLECTUAL PROPERTY

The parties agree to the following provisions regarding the Licensor’s Intellectual Property.

(a)       During the Term, Licensor may apply for such trademark and trade name registrations for Marks in such jurisdictions where Licensor considers such filings appropriate. Licensee shall reasonably cooperate with Licensor in the maintenance of such rights and registrations and shall do such acts and execute such instruments as are reasonably necessary or appropriate for such purpose.

(b)       Except for the rights expressly granted to Licensee hereunder, Licensee agrees that all Intellectual Property and other rights, registrations and entitlement thereto, together with all applications, registrations and filings with respect to any of the Intellectual Property and any renewals and extensions of any such applications, registrations and filings, are and shall remain the sole and exclusive property of Licensor. Licensee agrees that its every use of the Intellectual Property shall inure solely to the benefit of Licensor, and that Licensor shall acquire any rights in the Intellectual Property, including to the goodwill associated therewith. Licensee agrees to cooperate reasonably with Licensor in the maintenance of such rights and registrations and shall do such acts and execute such instruments as are reasonably necessary or appropriate for such purpose. Licensee acknowledges that the Intellectual Property is part of the business and goodwill of Licensor and agrees that it shall not, during the term of this Agreement or thereafter, contest the fact that Licensee’s rights in the Intellectual Property under this Agreement (i) are limited solely to the use of the Intellectual Property as expressly provided in Section 1(a); and (ii) shall cease upon termination of this Agreement, except as otherwise expressly provided herein or otherwise agreed by the parties in writing. Licensee recognizes the value of the reputation and goodwill associated with the Intellectual Property and acknowledges that such goodwill belongs exclusively to Licensor, and that Licensor, except as otherwise expressly set forth herein, is the owner of all right, title and interest in and to and the Intellectual Property. Licensee further acknowledges that all rights in any translations, derivatives or modifications in the Intellectual Property which may be created by or for Licensee shall be and shall remain the exclusive property of Licensor and said property shall be and shall remain a part of the Intellectual Property subject to the provisions and conditions of this Agreement. Licensee shall never, either directly or indirectly, contest Licensor’s exclusive ownership of any of the Intellectual Property. Licensor and Licensee each agree that, in the event that Licensee uses the Marks in conjunction with Licensee’s own trademark(s), neither party shall own, register, license or assign such resulting mark. Each party will retain the exclusive ownership and proprietary rights in its respective trademark(s).

(c)       Licensee agrees not to use the Intellectual Property in any manner that is false or misleading, violates law, regulation or ordinance, and further agrees that it shall use its best efforts to protect the goodwill and reputation of Licensor and any Intellectual Property used in connection with this Agreement. Licensee also agrees it will not cause or allow any liens or encumbrances to be placed on or against the Intellectual Property.

(d)       Except as may be expressly otherwise agreed in writing by Licensor, or as otherwise permitted or required under this Agreement, the Marks and Licensee’s marks, the marks of any of their respective affiliates or the marks of any third party, to the extent they appear in any Licensee materials, shall appear separately and shall be clearly identified with regard to ownership. Whenever the Marks are used in any materials in connection with the Licensee, the identity of Licensee and its status as an authorized licensee of such Marks will be clear and obvious. Licensee agrees that any proposed change in the use of the Marks shall be submitted to Licensor for, and shall be subject to, Licensor’s prior written consent.

(e)       Licensee expressly acknowledges and agrees that the Index is selected, compiled, coordinated, arranged and prepared by Licensor through the application of methods and standards of judgment used and developed through the expenditure of considerable work, time and money by Licensor. Licensee also expressly acknowledges and agrees that the Intellectual Property are valuable assets of Licensor and Licensee agrees that it will treat as “Confidential Information,” in accordance with Section 7, any information provided to it concerning the selection, compilation, coordination, arrangement and preparation of the Index, except the methodology of the Index and any information required by law to be disclosed. Except as permitted herein or as otherwise approved in writing by an authorized representative of Licensor, in no event shall Licensee: (i) use, copy, reproduce, sell, rent, transfer, assign, translate, modify, adapt, reverse engineer, disassemble, create derivative works of or decompile the Index or any data contained therein; (ii) redistribute the Index, any data contained therein, or the Intellectual Property to any third party; or (iii) derive or seek to derive any other indices from the Index or any data contained therein.

EXHIBIT E

NOTICES UNDER THIS AGREEMENT

All notices and other communications under this Agreement shall be communicated be (i) in writing, (ii) delivered by hand (with receipt confirmed in writing), by registered or certified mail (return receipt requested), or by electronic transmission (with receipt confirmed in writing), to the address or electronic address set forth below or to such other address or electronic address as either party shall specify by a written notice to the other, and (iii) deemed given upon receipt.

If to Licensor:

Scott Betz

Palmer Square Capital Management, LLC

1900 Shawnee Mission Pkwy #315, Mission Woods, KS 66205

If to Licensee:

Scott Betz

Palmer Square Funds Trust

1900 Shawnee Mission Pkwy #315, Mission Woods, KS 66205